EXHIBIT 23.2

Consent of Independent Reserve Engineers

February 26, 2009

Mr. Martin Eden
Chief Financial Officer
Gran Tierra Energy Inc. (Gran Tierra)
300, 611 - 10th Ave, SW
Calgary, Alberta T23R 0B2
Canada

Gran Tierra Registration Statement:
Form S-8 (Reg. Nos. 333-146815 and 333-156994)
Form S-3 (Reg. Nos. 333-153376 and 333-156993)
Filed with the United States Securities Exchange Commission

Dear Mr. Eden:

As the independent reserve engineers for Gran Tierra, GLJ Petroleum Consultants (GLJ),  hereby confirms that it has granted and not withdrawn its consent to the reference to GLJ's review of Gran Tierra's reserves as of December 31, 2008 in the form and context disclosed by Gran Tierra in its Form 10-K submission filed with the United States Securities and Exchange Commission on February 27, 2009 for the period ending December 31, 2008.

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Please do not hesitate to contact us if you have any questions.

Very Truly yours,

GLJ Petroleum Consultants

/s/ Leonard Herchen